EXHIBIT 10.76


                            TN Capital Equities, Ltd.
                                 A subsidiary of
                        TerraNova Capital Partners, Inc.
                         14 East 60th Street, Suite 701
                               New York, NY 10022
                                  212-355-6755
                                Fax 212-355-6727


CONFIDENTIAL
------------


July 8, 2004


Mr. Doug Cole
Chief Executive Officer
Trinity Learning Corporation
1831 Second Street
Berkeley, CA94710


Dear Mr. Cole:

The purpose of this Letter Agreement is to confirm the engagement of TN Capital Equities, Ltd. ("TN Capital") to act as a non-exclusive placement agent for Trinity Learning Corporation (together with its affiliates and subsidiaries, the "Company") in connection with a potential Transaction with the Oceanus Value Fund ("the Introduced Investor"). For purposes hereof, the "Transaction" shall mean a private placement of the Company's debt securities which TN Capital places with the Introduced Investor pursuant to the terms of this Agreement. The terms of such offering shall be as agreed to between the Company and the Introduced Investor.

1. As compensation for TN Capital's services hereunder, the Company hereby agrees to pay TN Capital (or to its designees as it pertains to the warrants) the following fee:

     a. A cash fee equal to four percent (4.0%) of the gross amount of funds committed to the Company by the Introduced Investor, also referred to as the Investment Amount in the Introduced Investor's proposal and final documentation, payable immediately upon consummation of the Transaction through the escrow account established for the purpose of the Transaction.

     b. A number of warrants exercisable for shares of the Company's Common Stock (the "Warrant Shares"), whose dollar value shall be equal to five percent (5.0%) of the gross amount of funds committed to the Company by the Introduced Investor, also referred to as the Investment Amount in the Introduced Investor's proposal and final documentation, at an exercise price equal to one dollar ($1.00).


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          The  Warrants  shall have a term of five years from the Closing  Date, shall provide for "piggyback" registration rights for the underlying shares of common stock (whose registration shall remain in effect for a period of five years from the date of exercise), shall provide for cashless exercise, and shall provide for antidilution protections for stock splits, reclassifications and stock combinations that will ensure uniform dilution to all securityholders. The Warrant Shares shall be delivered to TN Capital (or to its designees) within thirty
          (30) days after the Closing and shall have registration rights on the same terms and conditions as those provided to the Introduced Investor, if any.

     c. In the event that the Company issues and sells any new or additional debt securities to the Introduced Investor at any time within 18 months after the expiration or termination of this Agreement, the Company shall pay the above-defined fees with respect to such issuance and sale immediately upon consummation of any such sale.

     d. The Company agrees to pay TN Capital for reasonable out-of-pocket expenses pre-approved by the Company and supported by invoices incurred by TN Capital in connection with the performance of the Services.

2. The term of TN Capital's engagement as placement agent to the Company, relative to the investor named above, shall commence on the date hereof and shall continue for thirty (30) days after the date hereof. The Term shall automatically renew for two (2) additional thirty (30) day periods, for a maximum total term of ninety (90) days, unless TN Capital is notified in writing by the Company prior to the expiration of any thirty-day term; provided however that no such termination shall affect the indemnification and confidentiality obligations of the Company and TN Capital, nor the right of TN Capital to receive any fees payable hereunder or fees that accrued prior to such expiration or termination.

3. This Agreement may be terminated prior to the expiration of the term hereof by (i) notice by the Company to TN Capital as provided in Section 2 above or (ii) by a written agreement signed by both parties hereto. In addition, either party may terminate this Agreement at any time if the other party breaches any term or defaults in the performance of any of its obligations under this Agreement and the breach or default continues for a period of fifteen days after written notice from the other party. Sections 4 and 5 shall survive the expiration or prior termination of this Agreement.

4.   Indemnification:

     a. To the fullest extent permitted by law, the Company agrees to indemnify TN Capital and its directors, officers, employees, agents and controlling persons (TN Capital and such other persons and entities each being an "Indemnified Party" for purposes of this section) from and against any and all losses, claims, damages, liabilities, costs and expenses (collectively, "damages") as the same are incurred (including, without limitation, any actual, legal or other expenses reasonably incurred in connection with investigation, preparing to defend or defending


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          against any action, claim, suit or proceeding commenced or threatened, or in appearing or preparing for pretrial proceedings) which arise out of the sale of securities to the Introduced Investor, provided that the Company shall not be liable for any damages to the extent they
          arise  from  the  bad  faith,  willful  misconduct,   negligence,   or
          recklessness of the Indemnified Party, and provided further that such Indemnified Party agrees to refund such reimbursed expenses if and to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification. The Company shall not have any indemnification obligations for, from, or with respect to any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

     b. To the fullest extent permitted by law, TN Capital agrees to indemnify and hold harmless the Company, and its respective partners, employees, agents, representatives, directors, stockholders and controlling persons from and against any and all losses, claims, damages, liabilities, costs and expenses, arising out of or based upon any claims (i) relating to any untrue statement of a material fact or the omission to state a material fact necessary to make a statement not misleading made by TN Capital to an Introduced Investor, (ii) relating to any violation or alleged violation by TN Capital of the provisions of Rule 502(c) of Regulation D of the Securities Act of 1933, as amended, (iii) relating to any violation or alleged violation by the TN Capital of Section 15(a) of the Securities Exchange Act of 1934, as amended, (iv) for services in the nature of a finder's or origination fee with respect to the sale of the securities contemplated hereby (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which TN Capital or the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of TN Capital's actions. Notwithstanding the foregoing, TN Capital shall not be liable for any damages to the extent they arise from the bad faith, willful misconduct, negligence, or recklessness of the Company, and the Company agrees to refund such reimbursed expenses if and to the extent it is finally judicially determined that the Company is not entitled to indemnification. TN Capital shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

5. The Company recognizes and confirms that TN Capital, in acting pursuant to this engagement, will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that TN Capital does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to TN Capital by or on behalf of the Company will be fair, accurate and complete in all material respects and will not contain any material omissions or misstatements of fact. The Company agrees that any information or advice rendered


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     by TN Capital or its  representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a Transaction and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without TN Capital's written consent.

6. TN Capital agrees that it and its affiliates and personnel (i) have not made and shall not make any general solicitation, announcement, or advertisement in connection with its services hereunder; (ii) have not made and shall not make any recommendation in regard to the Company or the purchase or sale of the Company's securities, whether to an Introduced Investor or any other person; (iii) have not taken and shall not take any other action, or permitted or will permit any inaction, that would cause the Company's issuance and sale of securities to the Introduced Investor or any other person to fail to qualify for the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933, as amended; or (iv) provided to the Introduced Investor or any other person any non-public information about the Company or its securities.

7. This Agreement (a) shall be governed by and construed in, accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof,
     (b) incorporates the entire understanding of the parties with respect to the subject matter hereto and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and TN Capital and (d) shall be binding and inure to the benefit of the Company, TN Capital, and other Indemnified Parties and their respective successors and assigns. The Company acknowledges that TN Capital in connection with its engagement hereunder is acting as independent contractor with duties solely to the Company and that nothing in this agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof.



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This Agreement may be executed in two or more counterparts,  each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding or our agreement by signing and returning to a copy of this Letter Agreement.



Sincerely,

Accepted and agreed to as of the date set forth above:



TN Capital Equities, Ltd.                 Trinity Learning Corporation


By:_____________________________          By:_______________________________
   John Steinmetz                            Doug Cole
   President                                 Chief Executive Officer




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